Exhibit 99.1

Progress Energy announces 2009 fourth-quarter and full-year results;
affirms full-year 2010 earnings guidance

Highlights:

Fourth Quarter 2009

◆	Reports fourth-quarter GAAP earnings of $0.59 per share, compared to $0.41 per share for the same period last year

◆	Reports fourth-quarter ongoing earnings of $142 million, or $0.50 per share, compared to $123 million, or $0.47 per share, for the same period last year

Full Year 2009

◆	Reports 2009 GAAP earnings of $2.75 per share, compared to $3.17 per share in 2008, primarily driven by the activities related to discontinued non-utility businesses

◆	Reports 2009 ongoing earnings of $846 million, or $3.03 per share, compared to $776 million, or $2.96 per share, for the same period last year

◆	Affirms 2010 ongoing earnings guidance of $2.85 to $3.05 per share

RALEIGH, N.C. (February 11, 2010) – Progress Energy [NYSE: PGN] announced fourth-quarter reported GAAP earnings of $164 million, or $0.59 per share, compared with reported GAAP earnings of $107 million, or $0.41 per share, for the same period last year. Fourth-quarter ongoing earnings were $142 million, or $0.50 per share, compared to $123 million, or $0.47 per share, last year. The significant drivers in ongoing earnings were increased revenues for interim and limited rate relief, favorable returns on nuclear and environmental investments and lower depreciation and amortization, partially offset by increased O&M. (See the discussion later in this release for a reconciliation of ongoing earnings per share to reported GAAP earnings per share.)

Full-year reported GAAP earnings were $767 million, or $2.75 per share, compared with reported GAAP earnings of $830 million, or $3.17 per share, for the same period last year. Full-year ongoing earnings were $846 million, or $3.03 per share, compared to $776 million, or $2.96 per share, last year. The company benefited from increased revenues for interim and limited rate relief, favorable returns on nuclear and environmental investments and favorable weather, partially offset by lower retail growth and usage and share dilution. (See the discussion later in this release for a reconciliation of ongoing earnings per share to reported GAAP earnings per share.)

“In the extremely tough economy of 2009, Progress Energy aggressively managed its costs and met its financial goals while reliably and responsibly serving customers,” said Bill Johnson, chairman, president and CEO. “The still-sluggish economy will make 2010 another challenging year, and the recent regulatory decision in Florida exacerbates that challenge. But we are working in a focused, constructive way to meet our short-term priorities while also creating long-term value for our customers and shareholders. I believe strongly in the ability of our employees and the future growth prospects of the communities we serve.”

Progress Energy affirms its 2010 ongoing earnings guidance range of $2.85 to $3.05 per share. The ongoing earnings guidance excludes the impact, if any, from discontinued operations, CVO mark-to-market adjustments, potential impairments, valuation allowances and plant retirement charges. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2010 earnings guidance due to the uncertain nature and amount of these adjustments.

Progress Energy will host a conference call and webcast at 10 a.m. ET today to review fourth-quarter and full-year 2009 financial performance, as well as discuss 2010 earnings guidance and provide an overall business update.  Additional details are provided at the end of this earnings release.

See pages 3-6 for detailed fourth-quarter and full-year 2009 earnings variance analyses for Progress Energy Carolinas (PEC), Progress Energy Florida (PEF) and Corporate and Other Businesses segments.

RECENT DEVELOPMENTS

Financial and Regulatory

•
The Florida Public Service Commission (FPSC) ruled on PEF’s request for a $500 million increase in base rates.  The FPSC denied any increase in base rates above the $132 million limited rate relief that was approved in July 2009 for placing the repowered Bartow Plant in service.

•
Filed with the FPSC a status update regarding the Crystal River Unit 3 (CR3) steam generator replacement outage, which currently estimates that all repairs will be completed so that CR3 will return to service by mid-2010.

•	Received final orders from the FPSC for all of PEF’s proposed 2010 recovery for fuel, environmental and energy-efficiency costs.
•	Filed with the FPSC a motion for reconsideration of the order setting PEF’s 10-year energy conservation goals.
•
Received approval from the North Carolina Utilities Commission (NCUC) to decrease the fuel component of customer rates and adjust the components of energy-efficiency programs and renewable energy resources, resulting in a slight net reduction in customer bills, effective December 1, 2009.

State-of-the-Art Power Plants

•	Filed with the NCUC a plan to retire by the end of 2017 the 11 remaining North Carolina coal-fired units that do not have flue-gas desulfurization controls (scrubbers).
-
Filed with the NCUC a plan to build a 600-megawatt (MW) natural gas-fired plant to replace the coal-fired units at the Sutton Plant, in conjunction with their retirement in 2014.  The project would represent an estimated investment of approximately $600 million and significantly reduce overall emissions.

•	Began operating PEF’s first scrubber at Crystal River Unit 5 in December 2009.

Alternative Energy and Energy Efficiency

•	Placed online two solar photovoltaic (PV) arrays as part of PEC’s SunSenseSM commercial solar PV program:
-	250-kilowatt array in Raleigh, N.C., built by Carolina Solar Energy; and
-	250-kilowatt array in Cary, N.C., built by FLS Energy.
•
Signed agreement with Advanced Green Technologies to purchase the energy produced by a 1.27-MW PV array in New Bern, N.C., which brings the total amount of solar-generated electricity scheduled to be purchased by PEC to more than 10 MW.

•
Received approval from the FPSC for a 20-year renewable energy contract with Florida Biomass Energy, effective January 2013, which will generate up to 60 MW of electricity through the burning of waste wood and specially grown vegetation.

•	Issued a request for proposals for 40 to 75 MW of electricity generated from wood biomass in North Carolina starting in 2013.
•
Received approval from the NCUC for PEC’s Residential Lighting Program, which offers discounts at area retailers for energy-efficient compact fluorescent light bulbs. Cost recovery for this program is currently under review.

•	Announced partnership with the City of Orlando, Orange County and the Orlando Utilities Commission to establish Get Ready Central Florida, an initiative aimed at paving the way for electric vehicles.

Awards, Honors & Recognitions

•
PEC received the top ranking in customer satisfaction among large utilities nationally and the highest ranking in the South region for the second year in a row in the latest J.D. Power & Associates survey of business customers.

•	Set new winter peak-demand records in both Florida and the Carolinas during January 2010.

Press releases regarding various announcements are available on the company’s Web site at www.progress-energy.com/aboutus/news.

2009 BUSINESS HIGHLIGHTS

Below are the fourth-quarter and full-year 2009 earnings variance analyses for the company’s segments. See the reconciliation tables on pages 6-8 and on pages S-1 and S-2 of the supplemental data for a reconciliation of ongoing earnings per share to GAAP earnings per share. Also see the attached supplemental data schedules for additional information on PEC and PEF operating revenues, energy sales, energy supply, weather impacts and other topics.

QUARTER-OVER-QUARTER ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported fourth-quarter ongoing earnings per share of $0.38, compared with $0.40 for the same period last year; GAAP earnings per share of $0.34, compared with $0.40 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪
$0.06 depreciation and amortization primarily due to depreciation associated with accelerated cost-recovery program for nuclear generating assets recognized during 2008, partially offset by impact of depreciable asset base increases

▪	$0.01 wholesale revenues

▪	$0.01 interest expense
▪	$0.01 income taxes
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.03) net retail growth and usage
▪	$(0.03) O&M primarily due to higher pension and benefit costs and higher storm costs
▪	$(0.02) other margin
▪	$(0.01) other
▪	$(0.02) share dilution primarily due to Progress Energy’s issuance of 14.4 million shares of common stock in January 2009
•	12,000 net increase in the average number of customers for the three months ended December 31, 2009, compared to the same period in 2008

Progress Energy Florida

•	Reported fourth-quarter ongoing earnings per share of $0.28, compared with $0.22 for the same period last year; GAAP earnings per share of $0.27, compared with $0.19 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.08 retail rates primarily due to impact of interim and limited base rate relief
▪	$0.06 other margin primarily due to the net impact of returns on nuclear and environmental cost-recovery clause assets
▪	$0.03 income taxes primarily due to accelerated amortization of tax-related regulatory assets in 2008 and the tax impacts related to certain employee benefit trusts
▪	$0.02 weather
▪	$0.02 other primarily due to investment gains on certain employee benefit trusts
▪	$0.01 interest expense
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.07) O&M primarily due to higher plant outage and maintenance costs and higher pension costs
▪	$(0.03) AFUDC equity primarily due to placing the repowered Bartow Plant in service in June 2009
▪	$(0.03) depreciation and amortization primarily due to impact of depreciable asset base increases
▪	$(0.01) wholesale revenues
▪	$(0.02) share dilution primarily due to Progress Energy’s issuance of 14.4 million shares of common stock in January 2009
•	6,000 net decrease in the average number of customers for the three months ended December 31, 2009, compared to the same period in 2008

Corporate and Other Businesses (includes primarily Holding Company Debt and Discontinued Operations)

•
Reported fourth-quarter ongoing after-tax expenses of $0.16 per share, compared with after-tax expenses of $0.15 per share for the same period last year; GAAP after-tax expenses of $0.02 per share, compared with after-tax expenses of $0.18 per share for the same period last year.

•	Reported primary quarter-over-quarter ongoing after-tax expenses per share favorability of:
▪	$0.03 other primarily due to investment gains on certain employee benefit trusts
▪	$0.01 share dilution
•	Reported primary quarter-over-quarter ongoing after-tax expenses per share unfavorability of:
▪	$(0.03) interest expense primarily due to higher average debt outstanding at the Parent
▪	$(0.02) income taxes primarily due to changes in tax estimates

YEAR-OVER-YEAR ONGOING EPS VARIANCE ANALYSIS

Progress Energy Carolinas

•	Reported full-year ongoing earnings per share of $1.93, compared with $2.04 for the same period last year; GAAP earnings per share of $1.87, compared with $2.04 for the same period last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪
$0.12 depreciation and amortization primarily due to depreciation associated with accelerated cost-recovery program for nuclear generating assets and Clean Smokestacks Act amortization recognized during 2008, partially offset by impact of depreciable asset base increases

▪	$0.05 weather
▪	$0.03 interest expense primarily due to lower interest rates on variable rate debt, partially offset by higher interest as a result of higher average debt outstanding
▪	$0.02 AFUDC equity primarily due to increased eligible construction project costs
▪	$0.01 income taxes
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.13) net retail growth and usage
▪	$(0.03) other operating primarily due to prior-year gain on land sales and higher property and payroll taxes
▪	$(0.03) other primarily due to lower interest income, primarily due to lower unrecovered deferred fuel balances
▪	$(0.02) other margin primarily due to higher non-fuel clause recoverable purchased power expenses
▪	$(0.13) share dilution primarily due to Progress Energy’s issuance of 14.4 million shares of common stock in January 2009
•	14,000 net increase in the average number of customers for 2009, compared to 2008

Progress Energy Florida

•	Reported full-year ongoing earnings and GAAP earnings per share of $1.65, compared with $1.47 for the same period last year.
•	Reported primary year-over-year ongoing earnings per share favorability of:
▪	$0.20 other margin primarily due to the net impact of returns on nuclear and environmental cost-recovery clause assets
▪	$0.19 retail rates primarily due to impact of interim and limited base rate relief
▪	$0.08 weather
▪	$0.06 income taxes primarily due to deduction related to nuclear decommissioning trust funds
▪	$0.03 AFUDC equity primarily due to increased eligible construction project costs
▪	$0.02 wholesale revenues primarily due to increased capacity charges from new and amended contracts entered into in 2008
▪	$0.02 other primarily due to investment gains on certain employee benefit trusts
•	Reported primary year-over-year ongoing earnings per share unfavorability of:
▪	$(0.10) retail growth and usage
▪	$(0.07) depreciation and amortization primarily due to impact of depreciable asset base increases
▪	$(0.06) O&M primarily due to higher pension costs and higher plant outage and maintenance costs, partially offset by the impact of a change in our earned vacation policy
▪	$(0.05) interest expense primarily due to higher average debt outstanding

▪	$(0.03) other operating primarily due to regulatory disallowance of fuel costs and prior-year gain on land sales
▪	$(0.11) share dilution primarily due to Progress Energy’s issuance of 14.4 million shares of common stock in January 2009
•	8,000 net decrease in the average number of customers for 2009, compared to 2008

Corporate and Other Businesses (includes primarily Holding Company Debt and Discontinued Operations)

•
Reported full-year ongoing after-tax expenses of $0.55 per share, compared with after-tax expenses of $0.55 per share for the same period last year; GAAP after-tax expenses of $0.77 per share, compared with after-tax expenses of $0.34 per share for the same period last year.

•	Reported primary year-over-year ongoing after-tax expenses per share favorability of:
▪	$0.04 other primarily due to investment gains on certain employee benefit trusts
▪	$0.04 share dilution primarily due to Progress Energy’s issuance of 14.4 million shares of common stock in January 2009
•	Reported primary year-over-year ongoing after-tax expenses per share unfavorability of:
▪	$(0.06) interest expense primarily due to higher average debt outstanding at the Parent
▪	$(0.02) income taxes primarily due to the impact on the Corporate tax position resulting from the deductions taken by the Utilities related to nuclear decommissioning trust funds

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this non-GAAP measure is appropriate for understanding the business and assessing our potential future performance, because excluded items are limited to those that we believe are not representative of our fundamental core earnings.  Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc.
Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share

	Three months ended December 31		Years ended December 31
	2009	2008 *	2009	2008	*
Ongoing earnings per share	$0.50	$0.47	$3.03	$2.96
Tax levelization	0.02	(0.03)	-	-
Discontinued operations	0.09	(0.03)	(0.28)	0.22
CVO mark-to-market	0.03	0.01	0.07	(0.01)
Impairment	-	-	(0.01)	-
Valuation allowance	-	(0.01)	-	-
Plant retirement charges	(0.05)	-	(0.06)	-
Reported GAAP earnings per share	$0.59	$0.41	$2.75	$3.17
Shares outstanding (millions)	281	263	279	262

* Previously reported 2008 earnings per share have been restated to reflect the adoption of new accounting guidance that changed the calculation of the number of average common shares outstanding.

Reconciling adjustments from ongoing earnings to GAAP earnings are as follows:

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. The resulting tax adjustment increased earnings per share by $0.02 for the quarter and decreased earnings per share by $0.03 for the same period last year, but has no impact on the company’s annual earnings. Because this adjustment varies by quarter but has no impact on annual earnings, management does not consider this adjustment to be representative of the company’s ongoing earnings.

Discontinued Operations

The company has reduced its business risk by exiting nonregulated businesses to focus on the core operations of the utilities. The discontinued operations of these nonregulated businesses increased earnings per share by $0.09 for the quarter and decreased earnings per share by $0.03 for the same period last year. See page S-5 of the supplemental data for further information on the impact of discontinued operations. Due to disposition of these assets, management does not view this activity as representative of the ongoing operations of the company.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on net after-tax cash flows above certain levels of four synthetic fuels facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVO liability is valued at fair value, and unrealized gains and losses from changes in fair value are recognized in earnings each quarter. The CVO mark-to-market increased earnings per share by $0.03 for the quarter and increased earnings per share by $0.01 for the same period last year. Progress Energy is unable to predict the changes in the fair value of the CVOs, and management does not consider this adjustment to be representative of the company’s ongoing earnings.

Impairment

The company recorded impairments of certain investments of its Affordable Housing portfolio. The impairments had no impact on earnings for the quarter or for the same period last year. Management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

Valuation Allowance and Related Net Operating Loss Carry Forward

Progress Energy previously recorded a deferred tax asset for a state net operating loss carry forward upon the sale of Progress Ventures Inc.’s nonregulated generation facilities and energy marketing and trading operations.  In the fourth quarter of 2008, the company recorded an additional deferred tax asset related to the state net operating loss carry forward due to a change in estimate based on 2007 tax return filings. The company also evaluated the total state net operating loss carry forward for potential impairment and partially impaired it by recording a valuation allowance, which more than offset the change in estimate. The net impact resulted in decreased earnings per share by $0.01 for the prior-year quarter.  Management does not believe this net valuation allowance is representative of the ongoing operations of the company.

Plant Retirement Charges

The company recognized charges for the impact of PEC’s decision to retire certain coal-fired generating units, with resulting reduced emissions for compliance with the Clean Smokestacks Act’s

2013 emission targets. The charges decreased earnings per share by $0.05 for the quarter. Since the coal-fired generating units will be retired prior to the end of their estimated useful lives, management does not consider these charges to be representative of the company’s ongoing earnings.

* * * *

Progress Energy’s conference call with the investment community will be held today at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing 913-312-1489, confirmation code 4282428. If you encounter problems, please contact Investor Relations at (919) 546-6057. A playback of the call will be available from 1 p.m. ET February 11 through midnight February 25.  To listen to the recorded call, dial 719-457-0820 and enter confirmation code 4282428.

A webcast of the live conference call will be available at www.progress-energy.com/webcast. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. The webcast will include audio of the conference call and a slide presentation referred to by management during the call. The slide presentation will be available for download beginning at 9:30 a.m. ET today at www.progress-energy.com/webcast.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 500 energy company with more than 22,000 megawatts of generation capacity and $9 billion in annual revenues. Progress Energy includes two major electric utilities that serve approximately 3.1 million customers in the Carolinas and Florida. The company has earned the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence, and was the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. The company is pursuing a balanced strategy for a secure energy future, which includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system.  Progress Energy celebrated a century of service in 2008. Visit the company’s Web site at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and energy policy; our ability to recover eligible costs and earn an adequate return on investment through the regulatory process; the ability to successfully operate electric generating facilities and deliver electricity to customers; the impact on our facilities and businesses from a terrorist attack; the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks; our ability to meet current and future renewable energy requirements; the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, regulatory and financial risks; the financial resources and capital needed to comply with environmental laws and regulations; weather and drought conditions that directly influence the production, delivery and demand for electricity; recurring seasonal fluctuations in demand for electricity; the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process; fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process; our ability to control costs, including operations and maintenance expense (O&M) and large construction projects; the ability of our subsidiaries to pay upstream dividends or distributions to Progress Energy; current economic conditions; the ability to successfully access capital markets on favorable terms; the stability of commercial credit markets and our access to short- and long-term credit; the impact that increases in leverage or reductions in cash flow may have on us; our ability to maintain our current credit ratings and the impacts in the event our credit ratings are downgraded; the investment performance of our nuclear decommissioning trust (NDT) funds; the investment performance of the assets of our pension and benefit plans and resulting impact on future funding requirements; the impact of potential goodwill impairments; our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K (Section 29/45K); and the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements. Many of these risks similarly impact our nonreporting subsidiaries. These and other risk factors are detailed from time to time in our filings with the SEC. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can management assess the effect of each such factor on us.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.
# # #

Contacts:                      Corporate Communications – (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
December 31, 2009

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of INCOME
	Three months ended December 31,		Years ended December 31
(in millions except per share data)	2009	2008	2009	2008
Operating revenues	$2,307	$2,161	$9,885	$9,167
Operating expenses
Fuel used in electric generation	897	759	3,752	3,021
Purchased power	312	287	911	1,299
Operation and maintenance	534	450	1,894	1,820
Depreciation, amortization and accretion	109	220	986	839
Taxes other than on income	132	121	557	508
Other	(1)	3	13	(3)
Total operating expenses	1,983	1,840	8,113	7,484
Operating income	324	321	1,772	1,683
Other income (expense)
Interest income	6	4	14	24
Allowance for equity funds used during construction	29	38	124	122
Other, net	10	(8)	23	(17)
Total other income, net	45	34	161	129
Interest charges
Interest charges	184	186	718	679
Allowance for borrowed funds used during construction	(9)	(13)	(39)	(40)
Total interest charges, net	175	173	679	639
Income from continuing operations before income tax	194	182	1,254	1,173
Income tax expense	52	66	404	395
Income from continuing operations	142	116	850	778
Discontinued operations, net of tax	24	(9)	(79)	58
Net income	166	107	771	836
Net income attributable to noncontrolling interests, net of tax	(2)	–	(4)	(6)
Net income attributable to controlling interests	$164	$107	$767	$830
Average common shares outstanding – basic	281	263	279	262
Basic and diluted earnings per common share
Income from continuing operations attributable to controlling interests, net of tax	$0.50	$0.44	$3.03	$2.95
Discontinued operations attributable to controlling interests, net of tax	0.09	(0.03)	(0.28)	0.22
Net income attributable to controlling interests	$0.59	$0.41	$2.75	$3.17
Dividends declared per common share	$0.620	$0.620	$2.480	$2.465
Amounts attributable to controlling interests
Income from continuing operations attributable to controlling interests, net of tax	$140	$116	$846	$773
Discontinued operations attributable to controlling interests, net of tax	24	(9)	(79)	57
Net income attributable to controlling interests	$164	$107	$767	$830

The Unaudited Condensed Consolidated Interim Financial Statements should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)	December 31, 2009	December 31, 2008
ASSETS
Utility plant
Utility plant in service	$28,918	$26,326
Accumulated depreciation	(11,576)	(11,298)
Utility plant in service, net	17,342	15,028
Held for future use	47	38
Construction work in progress	1,790	2,745
Nuclear fuel, net of amortization	554	482
Total utility plant, net	19,733	18,293
Current assets
Cash and cash equivalents	725	180
Receivables, net	800	867
Inventory	1,325	1,239
Regulatory assets	142	533
Derivative collateral posted	146	353
Income taxes receivable	145	194
Prepayments and other current assets	248	154
Total current assets	3,531	3,520
Deferred debits and other assets
Regulatory assets	2,118	2,567
Nuclear decommissioning trust funds	1,367	1,089
Miscellaneous other property and investments	438	446
Goodwill	3,655	3,655
Other assets and deferred debits	333	303
Total deferred debits and other assets	7,911	8,060
Total assets	$31,175	$29,873
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 281 million and 264 million shares issued and outstanding, respectively	$6,873	$6,206
Unearned ESOP shares (1 million shares)	(12)	(25)
Accumulated other comprehensive loss	(87)	(116)
Retained earnings	2,685	2,622
Total common stock equity	9,459	8,687
Noncontrolling interests	6	6
Total equity	9,465	8,693
Preferred stock of subsidiaries	93	93
Long-term debt, affiliate	272	272
Long-term debt, net	11,779	10,387
Total capitalization	21,609	19,445
Current liabilities
Current portion of long-term debt	406	–
Short-term debt	140	1,050
Accounts payable	835	912
Interest accrued	206	167
Dividends declared	175	164
Customer deposits	300	282
Derivative liabilities	190	493
Other current liabilities	406	418
Total current liabilities	2,658	3,486
Deferred credits and other liabilities
Noncurrent income tax liabilities	1,202	818
Accumulated deferred investment tax credits	117	127
Regulatory liabilities	2,449	2,181
Asset retirement obligations	1,170	1,471
Accrued pension and other benefits	1,323	1,594
Capital lease obligations	221	231
Derivative liabilities	240	269
Other liabilities and deferred credits	186	251
Total deferred credits and other liabilities	6,908	6,942
Commitments and contingencies
Total capitalization and liabilities	$31,175	$29,873

PROGRESS ENERGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS of CASH FLOWS
(in millions)
Years ended December 31	2009	2008
Operating activities
Net income	$771	$836
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	1,135	957
Deferred income taxes and investment tax credits, net	226	411
Deferred fuel cost (credit)	290	(333)
Allowance for equity funds used during construction	(124)	(122)
Loss (gain) on sales of assets	2	(75)
Other adjustments to net income	253	135
Cash provided (used) by changes in operating assets and liabilities
Receivables	26	233
Inventory	(99)	(237)
Derivative collateral posted	200	(340)
Prepayments and other current assets	3	7
Income taxes, net	(14)	(169)
Accounts payable	(26)	77
Other current liabilities	(42)	(103)
Other assets and deferred debits	11	(44)
Accrued pension and other benefits	(285)	(39)
Other liabilities and deferred credits	(56)	24
Net cash provided by operating activities	2,271	1,218
Investing activities
Gross property additions	(2,295)	(2,333)
Nuclear fuel additions	(200)	(222)
Proceeds from sales of discontinued operations and other assets, net of cash divested	1	72
Purchases of available-for-sale securities and other investments	(2,350)	(1,590)
Proceeds from available-for-sale securities and other investments	2,314	1,534
Other investing activities	(2)	(2)
Net cash used by investing activities	(2,532)	(2,541)
Financing activities
Issuance of common stock	623	132
Dividends paid on common stock	(693)	(642)
Payments of short-term debt with original maturities greater than 90 days	(29)	(176)
Proceeds from issuance of short-term debt with original maturities greater than 90 days	–	29
Net (decrease) increase in short-term debt	(981)	1,096
Proceeds from issuance of long-term debt, net	2,278	1,797
Retirement of long-term debt	(400)	(877)
Cash distributions to noncontrolling interests	(6)	(85)
Other financing activities	14	(26)
Net cash provided by financing activities	806	1,248
Net increase (decrease) in cash and cash equivalents	545	(75)
Cash and cash equivalents at beginning of period	180	255
Cash and cash equivalents at end of period	$725	$180

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited

Earnings Variances
Fourth Quarter 2009 vs. 2008

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2008 GAAP earnings	0.40	0.19	(0.18)	0.41
Tax levelization		0.03		0.03	A
Discontinued operations			0.03	0.03	B
CVO mark-to-market			(0.01)	(0.01)	C
Valuation allowance			0.01	0.01	D
2008 ongoing earnings	0.40	0.22	(0.15)	0.47

Weather - retail		0.02		0.02

Growth and usage - retail	(0.03)			(0.03)

Retail rates		0.08		0.08	E

Other margin	(0.02)	0.06		0.04	F

Wholesale	0.01	(0.01)		-

O&M	(0.03)	(0.07)		(0.10)	G

Other	(0.01)	0.02	0.03	0.04	H

AFUDC equity		(0.03)		(0.03)	I

Depreciation and amortization	0.06	(0.03)		0.03	J

Interest expense	0.01	0.01	(0.03)	(0.01)	K

Income taxes	0.01	0.03	(0.02)	0.02	L

Share dilution	(0.02)	(0.02)	0.01	(0.03)	M

2009 ongoing earnings	0.38	0.28	(0.16)	0.50
Tax levelization	0.01	(0.01)	0.02	0.02	A
Discontinued operations			0.09	0.09	B
CVO mark-to-market			0.03	0.03	C
Plant retirement charges	(0.05)			(0.05)	N
2009 GAAP earnings	0.34	0.27	(0.02)	0.59

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, tax levelization, purchase accounting transactions and corporate eliminations.
In this analysis, individual variances are presented net of the effect of the pass-through items and other offsets.

A -	Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.
B -	Discontinued operations consists of 1) Terminals operations and Synthetic Fuels businesses, 2) CCO operations and 3) Coal Mining businesses.
C -	Corporate and Other - Impact of change in fair value of outstanding CVOs.
D -	Corporate and Other - Net valuation allowance and related net operating loss carry forward.
E -	Florida - Favorable primarily due to impact of interim and limited base rate relief.
F -	Florida - Favorable primarily due to the net impact of returns on nuclear and environmental cost-recovery clause assets.
G -	Carolinas - Unfavorable primarily due to higher pension and benefit costs and higher storm costs.
Florida - Unfavorable primarily due to higher plant outage and maintenance costs and higher pension costs.
H -	Florida - Favorable primarily due to investment gains on certain employee benefit trusts resulting from improved financial market conditions.
Corporate and Other - Favorable primarily due to investment gains on certain employee benefit trusts resulting from improved financial market conditions.
I -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Florida - Unfavorable primarily due to placing the repowered Bartow Plant in service in June 2009.
J -
Carolinas - Favorable primarily due to depreciation associated with accelerated cost-recovery program for nuclear generating assets recognized during 2008, partially offset by impact of depreciable asset base increases. The North Carolina jurisdictional aggregate minimum amount of accelerated cost recovery has been met and the South Carolina jurisdictional obligation was terminated by the SCPSC.

Florida - Unfavorable primarily due to impact of depreciable asset base increases.
K -	Corporate and Other - Unfavorable primarily due to higher average debt outstanding at the Parent.
L -	Florida - Favorable primarily due to accelerated amortization of tax-related regulatory assets in 2008 and the tax impacts related to certain employee benefit trusts.
Corporate and Other - Unfavorable primarily due to changes in tax estimates.
M -	Primarily due to Progress Energy's issuance of 14.4 million shares of common stock in January 2009.
N -	Carolinas - Impact of decision to retire in-service generating units prior to the end of their estimated useful lives.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited

Earnings Variances
Full-Year 2009 vs. 2008

	Regulated Utilities
($ per share)	Carolinas	Florida	Corporate and Other Businesses	Consolidated

2008 GAAP earnings	2.04	1.47	(0.34)	3.17	A
Discontinued operations			(0.22)	(0.22)	B
Valuation allowance			0.01	0.01	C
2008 ongoing earnings	2.04	1.47	(0.55)	2.96	A

Weather - retail	0.05	0.08		0.13

Growth and usage - retail	(0.13)	(0.10)		(0.23)

Retail rates		0.19		0.19	D

Other margin	(0.02)	0.20		0.18	E

Wholesale		0.02		0.02	F

O&M		(0.06)		(0.06)	G

Other operating	(0.03)	(0.03)		(0.06)	H

Other	(0.03)	0.02	0.04	0.03	I

AFUDC equity	0.02	0.03		0.05	J

Depreciation and amortization	0.12	(0.07)		0.05	K

Interest expense	0.03	(0.05)	(0.06)	(0.08)	L

Income taxes	0.01	0.06	(0.02)	0.05	M

Share dilution	(0.13)	(0.11)	0.04	(0.20)	N

2009 ongoing earnings	1.93	1.65	(0.55)	3.03
Discontinued operations			(0.28)	(0.28)	B
CVO mark-to-market			0.07	0.07	O
Impairment			(0.01)	(0.01)	P
Plant retirement charges	(0.06)			(0.06)	Q
2009 GAAP earnings	1.87	1.65	(0.77)	2.75

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, discontinued operations, CVO mark-to-market, tax levelization, purchase accounting transactions and corporate eliminations.
In this analysis, individual variances are presented net of the effect of the pass-through items and other offsets.

A -	GAAP and ongoing earnings for 2008 are $0.02 less than previously reported due to adoption of new accounting guidance that changed the calculation of the number of average common shares outstanding.
B -	Discontinued operations consists primarily of Terminals operations and Synthetic Fuels businesses.
C -	Corporate and Other - Net valuation allowance and related net operating loss carry forward.
D -	Florida - Favorable primarily due to impact of interim and limited base rate relief.
E -	Carolinas - Unfavorable primarily due to higher non-fuel clause recoverable purchased power expenses.
Florida - Favorable primarily due to the net impact of returns on nuclear and environmental cost-recovery clause assets.
F -	Florida - Favorable primarily due to increased capacity charges from new and amended contracts entered into in 2008.
G -	Florida - Unfavorable primarily due to higher pension costs and higher plant outage and maintenance costs, partially offset by the impact of a change in our earned vacation policy.
H -	Carolinas - Unfavorable primarily due to prior-year gain on land sales and higher property and payroll taxes.
Florida - Unfavorable primarily due to regulatory disallowance of fuel costs and prior-year gain on land sales.
I -	Carolinas - Unfavorable primarily due to lower interest income, primarily due to lower unrecovered deferred fuel balances.
Florida - Favorable primarily due to investment gains on certain employee benefit trusts resulting from improved financial market conditions.
Corporate and Other - Favorable primarily due to investment gains on certain employee benefit trusts resulting from improved financial market conditions.
J -	AFUDC equity is presented gross of tax as it is excluded from the calculation of income tax expense.
Carolinas - Favorable primarily due to increased eligible construction project costs.
Florida - Favorable primarily due to increased eligible construction project costs.
K -
Carolinas - Favorable primarily due to depreciation associated with accelerated cost-recovery program for nuclear generating assets and Clean Smokestacks Act amortization recognized during 2008, partially offset by impact of depreciable asset base increases. The North Carolina jurisdictional aggregate minimum amount of accelerated cost recovery has been met and the South Carolina jurisdictional obligation was terminated by the SCPSC. PEC has ceased recording Clean Smokestacks Act amortization in accordance with a regulatory order.

Florida - Unfavorable primarily due to the impact of depreciable asset base increases.
L -	Carolinas - Favorable primarily due to lower interest rates on variable rate debt, partially offset by higher interest as a result of higher average debt outstanding.
Florida - Unfavorable primarily due to higher average debt outstanding.
Corporate and Other - Unfavorable primarily due to higher average debt outstanding at the Parent.
M -	Florida - Favorable primarily due to deduction related to nuclear decommissioning trust funds.
Corporate and Other - Unfavorable primarily due to the impact on the Corporate tax position resulting from the deductions taken by the Utilities related to nuclear decommissioning trust funds.
N -	Primarily due to Progress Energy's issuance of 14.4 million shares of common stock in January 2009.
O -	Corporate and Other - Impact of change in fair value of outstanding CVOs.
P -	Corporate and Other - Impairment of Affordable Housing portfolio investments.
Q -	Carolinas - Impact of decision to retire in-service generating units prior to the end of their estimated useful lives.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited - Data is not weather-adjusted

Utility Statistics

	Three Months Ended			Three Months Ended			Percentage Change
	December 31, 2009			December 31, 2008 (a)			From December 31, 2008
Operating Revenues (in millions)	Carolinas	Florida	Total Utilities	Carolinas	Florida	Total Utilities	Carolinas	Florida
Residential	$248	$240	$488	$256	$208	$464	(3.1)%	15.4%
Commercial	170	88	258	176	79	255	(3.4)	11.4
Industrial	91	19	110	96	19	115	(5.2)	-
Governmental	15	23	38	16	21	37	(6.3)	9.5
Unbilled	23	(19)	4	18	(21)	(3)	-	-
Total retail base revenues	547	351	898	562	306	868	(2.7)	14.7
Wholesale base revenues	72	39	111	66	43	109	9.1	(9.3)
Total base revenues	619	390	1,009	628	349	977	(1.4)	11.7
Clause recoverable regulatory returns	2	27	29	-	4	4	-	575.0
Miscellaneous revenue	27	49	76	27	45	72	-	8.9
Fuel and other pass-through revenues	418	772	1,190	392	715	1,107	-	-
Total operating revenues	$1,066	$1,238	$2,304	$1,047	$1,113	$2,160	1.8%	11.2%

Energy Sales (millions of kWh)
Residential	3,564	4,699	8,263	3,808	4,474	8,282	(6.4)%	5.0%
Commercial	3,111	2,977	6,088	3,200	2,887	6,087	(2.8)	3.1
Industrial	2,597	799	3,396	2,615	931	3,546	(0.7)	(14.2)
Governmental	360	847	1,207	361	834	1,195	(0.3)	1.6
Unbilled	587	(609)	(22)	238	(591)	(353)	-	-
Total retail	10,219	8,713	18,932	10,222	8,535	18,757	(0.0)	2.1
Wholesale	3,424	727	4,151	3,370	1,250	4,620	1.6	(41.8)
Total energy sales	13,643	9,440	23,083	13,592	9,785	23,377	0.4%	(3.5)%

Energy Supply (millions of kWh)
Generated
Steam	6,471	3,370	9,841	6,388	3,633	10,021
Nuclear	6,609	-	6,609	5,465	1,740	7,205
Combustion turbines/combined cycle	649	4,708	5,357	769	2,667	3,436
Hydro	169	-	169	90	-	90
Purchased	299	1,923	2,222	1,376	2,368	3,744
Total energy supply (company share)	14,197	10,001	24,198	14,088	10,408	24,496

Impact of Weather to Normal on Retail Sales
Heating Degree Days
Actual	1,206	163		1,200	200		0.5%	(18.5)%
Normal	1,175	192		1,153	192
Cooling Degree Days
Actual	52	526		46	399		13.0%	31.8%
Normal	74	455		77	455
Impact of retail weather to normal on EPS	$0.00	$0.01	$0.01	$0.00	($0.02)	($0.02)

(a) Certain amounts for 2008 have been reclassified to conform to the 2009 presentation.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-4
Unaudited - Data is not weather-adjusted

Utility Statistics

	Year Ended			Year Ended			Percentage Change
	December 31, 2009			December 31, 2008 (a)			From December 31, 2008
Operating Revenues (in millions)	Carolinas	Florida	Total Utilities	Carolinas	Florida	Total Utilities	Carolinas	Florida
Residential	$1,179	$946	$2,125	$1,160	$893	$2,053	1.6%	5.9%
Commercial	741	340	1,081	748	328	1,076	(0.9)	3.7
Industrial	374	72	446	416	76	492	(10.1)	(5.3)
Governmental	62	87	149	64	82	146	(3.1)	6.1
Unbilled	5	9	14	8	(1)	7	-	-
Total retail base revenues	2,361	1,454	3,815	2,396	1,378	3,774	(1.5)	5.5
Wholesale base revenues	310	207	517	310	197	507	-	5.1
Total base revenues	2,671	1,661	4,332	2,706	1,575	4,281	(1.3)	5.5
Clause recoverable regulatory returns	6	87	93	-	11	11	-	690.9
Miscellaneous revenue	114	189	303	102	178	280	11.8	6.2
Fuel and other pass-through revenues	1,836	3,314	5,150	1,621	2,967	4,588	-	-
Total operating revenues	$4,627	$5,251	$9,878	$4,429	$4,731	$9,160	4.5%	11.0%

Energy Sales (millions of kWh)
Residential	17,117	19,399	36,516	17,000	19,328	36,328	0.7%	0.4%
Commercial	13,639	11,884	25,523	13,941	12,139	26,080	(2.2)	(2.1)
Industrial	10,368	3,285	13,653	11,388	3,786	15,174	(9.0)	(13.2)
Governmental	1,497	3,256	4,753	1,466	3,302	4,768	2.1	(1.4)
Unbilled	360	131	491	(8)	(99)	(107)	-	-
Total Retail	42,981	37,955	80,936	43,787	38,456	82,243	(1.8)	(1.3)
Wholesale	13,966	3,835	17,801	14,329	6,734	21,063	(2.5)	(43.1)
Total energy sales	56,947	41,790	98,737	58,116	45,190	103,306	(2.0)%	(7.5)%

Energy Supply (millions of kWh)
Generated
Steam	27,261	13,159	40,420	28,363	18,408	46,771
Nuclear	24,467	4,945	29,412	24,140	6,425	30,565
Combustion turbines/combined cycle	3,634	17,620	21,254	2,795	12,762	15,557
Hydro	651	-	651	429	-	429
Purchased	3,251	8,745	11,996	4,735	10,221	14,956
Total energy supply (company share)	59,264	44,469	103,733	60,462	47,816	108,278

Impact of Weather to Normal on Retail Sales
Heating Degree Days
Actual	3,057	554		2,965	486		3.1%	14.0%
Normal	3,074	577		3,049	578
Cooling Degree Days
Actual	1,808	3,114		1,716	2,932		5.4%	6.2%
Normal	1,704	2,981		1,722	2,981
Impact of retail weather to normal on EPS	$0.03	$0.03	$0.06	($0.02)	($0.05)	($0.07)

(a) Certain amounts for 2008 have been reclassified to conform to the 2009 presentation.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-5
Unaudited

Adjusted O&M Reconciliation (A)
	Years ended December 31
(in millions)	2009	2008	Growth
Reported GAAP O&M	$1,894	$1,820	4.1%
Adjustments
Carolinas
O&M recoverable through clauses	(36)	(23)
Timing of nuclear outages (B)	-	-
Litigation judgment	(3)	-
Plant retirement charges	(28)	-
Storm restoration expenses (C)	(11)	-
Florida
Storm damage reserve	-	(66)
Energy conservation cost recovery clause (ECCR)	(75)	(69)
Environmental cost recovery clause (ECRC)	(87)	(31)
Nuclear cost recovery	(4)	-
Sales and use tax audit adjustments	-	5
Severance associated with Energy Delivery restructuring	-	(5)
Vacation benefits policy change (D)	11	-
Adjusted O&M	$1,661	$1,631	1.8%

A - The preceding table provides a reconciliation of reported GAAP O&M to Adjusted O&M.  Adjusted O&M excludes certain expenses that are recovered through cost-recovery clauses which have no material impact on earnings, as well as certain nonrecurring items.  Management believes this presentation is appropriate and enables investors to more accurately compare the company's O&M expense over the periods presented.  Adjusted O&M as presented here may not be comparable to similarly titled measures used by other companies.
B - Nuclear units are periodically removed from service to accommodate normal refueling and maintenance outages, repairs and certain other modifications.  PEC experienced two full nuclear outages during the year ended December 31, 2009, compared to two full nuclear outages during the year ended December 31, 2008.  Therefore, no adjustment to the company's O&M expense is necessary, since the number of outages is comparable during the periods presented.
C - PEC does not maintain a storm damage reserve account and does not have an ongoing regulatory mechanism to recover storm costs.
D - Vacation benefits policy change has no O&M impact at Carolinas due to regulatory treatment.

Impact of Discontinued Operations
	Years ended December 31
(Basic earnings per share)	2009	2008
Terminals and Synthetic Fuels	$(0.28)	$0.23
Other	-	(0.01)
Total Discontinued Operations	$(0.28)	$0.22

Financial Statistics
	December 31, 2009	December 31, 2008 (a)
Return on average common stock equity	8.2%	9.6%
Book value per common share	$33.57	$32.97
Capitalization
Total equity	42.3%	41.9%
Preferred stock of subsidiaries	0.4%	0.5%
Total debt	57.3%	57.6%
Total Capitalization	100.0%	100.0%

(a) Restated to include capital lease obligations in total debt calculation.